Exhibit 5.1

Charles A. Brawley, III	Campbell Soup Company
Executive Vice President, General Counsel and	1 Campbell Place
Corporate Secretary	Camden, NJ 08103
856.342.3649
Fax: 856.342.3889

October 2, 2024

Campbell Soup Company

1 Campbell Place

Camden, New Jersey 08103-1799

Ladies and Gentlemen:

In my capacity as Executive Vice President, General Counsel and Corporate Secretary of Campbell Soup Company, a New Jersey corporation (the “Company”), I am furnishing this opinion in connection with the offer and sale by the Company of $800,000,000 aggregate principal amount of 4.750% Notes due 2035 (the “2035 Notes”) and $350,000,000 aggregate principal amount of 5.250% Notes due 2054 (the “2054 Notes” and, together with the 2035 Notes, the “Notes”) issued pursuant to (i) that certain Underwriting Agreement dated September 30, 2024 (the “Agreement”) by and among the Company and Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and UBS Securities LLC as representatives of the several underwriters named therein and (ii) that certain Indenture dated as of March 19, 2015 (the “Indenture”) by and between the Company and Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association, as retiring trustee), as amended and supplemented by the First Supplemental Indenture, dated as of August 17, 2023 among the Company, Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association, as retiring trustee), and U.S. Bank Trust Company, National Association, as successor trustee for any series of debt securities issued in the future (the “Trustee”).

In so acting, I or other members of the legal department of the Company have examined originals or copies, certified or otherwise identified to my satisfaction, of the Agreement, the Indenture, such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I or they have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I or they have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

October 2, 2024

As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, I am of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to issue the Notes and to perform its obligations under the Notes, the Indenture and the Agreement.

2. Each of the Indenture and the Agreement has been duly and validly authorized, executed and delivered by the Company.

3. The Company has duly authorized the issuance of the Notes.

I am a member of the Bar of the Commonwealth of Pennsylvania and hold a Limited License for In-House Counsel in the State of New Jersey. My opinions herein reflect only the application of applicable laws of the State of New Jersey. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I consent to the use of this opinion as an exhibit to the registration statement of the Company on Form S-3 (Registration No. 333-274048) filed by the Company on August 17, 2023 (the “Registration Statement”). I also consent to any and all references to myself and this opinion in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Charles A. Brawley, III

Charles A. Brawley, III